Exhibit 5.1

                                        November 22, 1994

          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

          Gentlemen:

                    I am Vice President and General Counsel of The Warnaco Group, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), providing for the registration for sale of up to 1,699,492 shares (the "Shares") of the Company's Class A Common Stock, par value $.01 per share, issued to Calvin Klein, Inc., a New York corporation ("CKI") pursuant to an Acquisition Agreement dated March 14, 1994 (the "Acquisition Agreement"), among the Company, CKI and Warnaco Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company.

                    This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

                    In connection with this opinion, I have
          examined and am familiar with originals or copies, certified or otherwise identified to our satisfaction, of
          (i) the Registration Statement, (ii) the Acquisition Agreement, including the related Registration Rights Agreement, dated March 14, 1994, between the Company and CKI, (iii) certain resolutions adopted by the Board of Directors of the Company relating, among other things, to the Acquisition Agreement and the transactions contemplated thereby, including the issuance and registration of the Shares, (iv) the Certificate of Incorporation of the Company, as amended, (v) the By-laws of the Company as currently in effect, and (vi) such other corporate records or documents as I have deemed necessary to enable me to express the opinion hereinafter set forth.

                    In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

                    I am a member of the Bar in the State of New
          York, and I do not express any opinion as to the laws of any other jurisdiction other than Delaware general corporation law and the laws of the United States of America to the extent referred to specifically herein.

                    Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance by requisite corporate action on the part of the Company and are validly issued, fully paid and nonassessable.

                    I hereby consent to the reference to me under the heading "Legal Matters" in the prospectus which constitutes a part of the Registration Statement and the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Stanley P. Silverstein
                                        ___________________________
                                        Stanley P. Silverstein
                                        Vice President and
                                        General Counsel